UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 3, 2009

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-1741481
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, zip code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 3, 2009, Exar Corporation, a Delaware corporation (“Exar”) completed its acquisition of all of the outstanding shares of common stock, $0.001 par value per share (the “Shares”), of hi/fn, inc., a Delaware corporation (“Hifn”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2009, among Exar, Hybrid Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Exar (“Sub”), and Hifn.

In accordance with the terms and conditions of the Merger Agreement, Sub commenced an exchange offer (the “Offer”) to acquire all of the outstanding Shares in which each validly tendered Share would be exchanged at the election of the holder for the following consideration: (i) $1.60 net to the seller in cash, without interest, and 0.3529 shares of the Company’s common stock (the “Mixed Consideration”); or (ii) $4.00 net to the seller in cash, without interest (the “All-Cash Consideration”). The Offer expired at 12:00 midnight, New York City time, at the end of April 2, 2009. On April 3, 2009, Exar reported the final tabulated results of the Offer. The exchange agent reported a final count of 13,886,277 Shares tendered (including 345,555 Shares guaranteed to be delivered within the next three days), reflecting approximately 91.3 percent (or 93.6 percent, including Shares guaranteed to be delivered within the next three days) of the approximately 14,833,433 Shares outstanding as of the expiration time. Hifn stockholders who elected the Mixed Consideration tendered 146,163 Shares. These stockholders receive, in exchange for each Share tendered, $1.60 per Share in cash and 0.3529 of a share of Exar Common Stock. Hifn stockholders who elected the All-Cash Consideration tendered 13,740,114 Shares (including 345,555 Shares guaranteed to be delivered within the next three days). These stockholders receive, in exchange for each Share tendered, $4.00 in cash. Exar accepted for payment all tendered shares on April 3, 2009.

Following the consummation of the Offer, on April 3, 2009, Sub filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and merged with and into Hifn pursuant to a “short form” merger procedure available under Delaware law. All Shares not acquired in the Offer converted into the right to receive the Mixed Consideration (other than (i) Shares held by holders who comply with the relevant provisions of Section 262 of the Delaware General Corporation Law regarding the rights of stockholders to demand appraisal of such shares in connection with the Merger and (ii) Shares held in the treasury of hi/fn or owned by the Company, Sub or any other wholly-owned subsidiary of the Company).

As a result of the transaction, Exar is expected to issue approximately 385,832 shares of Exar Common Stock and is expected to pay approximately $56,709,766 in cash.

On April 3, 2009, Exar issued a press release announcing the close of the proposed merger, effective April 3, 2009, which is attached hereto as Exhibit 99.1. The press release is hereby incorporated into this report by reference.

Pursuant to the Merger Agreement, Albert E. Sisto, Chairman and Chief Executive Officer of Hifn, was appointed to the Board of Directors of Exar effective April 3, 2009.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2009, the Board of Directors of Exar appointed Albert Sisto as a member of the Board of Directors (the “Board”), effective upon consummation of the Merger. Mr. Sisto’s appointment became effective at 5:03 p.m., Eastern Time, on Friday, April 3, 2009 (the “Effective Time”) upon the effectiveness of the Merger. Mr. Sisto had been serving as the President and Chief Executive Officer and as a member of the Board of Directors of Hifn. As a member of the Board, Mr. Sisto will be compensated in accordance with Exar’s non-employee director compensation program in effect from time to time.

Mr. Sisto and Exar intend to enter into an indemnification agreement, the terms of which are identical in all material respects to the form of indemnification agreement that Exar has previously entered into with each of its directors.

Item 9.01.	Financial Statements and Exhibits.

(a) All financial information required by this Item 9.01 in connection with the Merger will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(d) Exhibits.

Exhibit Number	Document

99.1	Press release issued by Exar Corporation dated April 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXAR CORPORATION (Registrant)

Date: April 8, 2009	By:	/s/ Thomas R. Melendrez
	Name:	Thomas R. Melendrez
	Title:	General Counsel, Secretary and Executive Vice President, Business Development

Exhibit Index

Exhibit Number	Document

99.1	Press release issued by Exar Corporation dated April 3, 2009.